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                                                                     Exhibit 3.2



             AMENDMENT TO CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF CONVERTIBLE PREFERRED STOCK, SERIES 1
                                      OF
                           SYQUEST TECHNOLOGY, INC.

     SyQuest Technology, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and by action taken by Unanimous Written Consent of the Board of Directors of the Company dated as of October 30, 1996, in accordance with and pursuant to section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company adopted the following resolution:

     BE IT RESOLVED, that paragraph (6) of the Certificate of Designations, Preferences and Rights of Convertible Preferred Stock, Series 1 of the Company, filed with the Delaware Secretary of State on October 9, 1996, and amended on October 15, 1996, be and it hereby is amended to read as follows:

     (6)  Reserved.
          --------


     IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Edward L. Marinaro, its Chairman of the Board, as of the 30th day of October 1996.


                                    SYQUEST TECHNOLOGY, INC.



                                    By:  /s/ Edward L. Marinaro
                                         Chairman of the Board
                                         Edward L. Marinaro